Exhibit 99.1

BAIYU Holdings Files Nasdaq Delisting Appeal Notice and Advances Recently Announced Projects

SHENZHEN, China, October 8, 2024 /PRNewswire/ -- BAIYU Holdings, Inc. (Nasdaq: BYU) (the “Company” or “BAIYU”), a leading B2B bulk commodity e-commerce platform and supply chain service provider, today announced that it has filed timely a formal notice of appeal to a Hearings Panel of a Nasdaq Stock Market Listing Qualifications Staff’s determination to delist the Company’s securities from Nasdaq pursuant to Nasdaq Listing Rules 5101 and IM-5101-1. Following the receipt of notification from Nasdaq on October 4th, BAIYU determined to appeal the decision and intends to maintain that the Staff did not consider all relevant facts in making its delisting decision. BAIYU has retained Jacob Frenkel, Dickinson Wright, PLLC, as its lead counsel in the appeal.

The Nasdaq Staff based its delisting decision on concerns relating to the substance and timing of the Company’s recent disclosures regarding a contract for the sale of electric lithium batteries to be purchased from a U.S.-based auto supplier and a letter of intent to build and operate electric vehicle charging stations in Cairo, Egypt. The Nasdaq Staff’s articulated concerns relate to the adequacy of the Company’s due diligence in the transactions and what it considered unusual trading activity in the Company’s common stock following the announcements. The Company has not conducted any marketing or promotional campaigns regarding the Company’s stock during the calendar years of 2023 and 2024, and no company officer or director traded BAIYU stock in August, September or October 2024.

Renmei Ouyang, CEO of BAIYU, commented, “We are appealing the Nasdaq Staff’s recent action because we believe that the Staff had not considered fully and appreciated the scope of work of the Company’s dedicated management to secure these two significant opportunities. These two projects are natural extensions of the Company’s bulk commodities trading business and align perfectly with our recent expansion into clean energy projects, including battery-charging stations. We are a company that lets the quality of our people, our experience and business plan speak for themselves.”

In connection with the Company’s announcement on August 29, 2024 of a purchase and sales contract for electric lithium batteries with a U.S.-based auto parts supplier, the Company continues to take steps to put in place the complementary and component elements of the transaction. The contract represents the official debut of the Company’s proprietary lithium battery brand into the United States market, advancing its strategic positioning in the new energy sector. Separately, in connection with the Company’s announcement on September 4, 2024 of the entry into a letter of intent, through one of the Company’s subsidiaries with a Cairo, Egypt-based company to cooperate in the construction and operation of charging and swapping stations in Cairo, the Company also continues to take steps advancing the objective of entering into a definitive agreement. Those collaborative efforts are ongoing.

Ouyang further stated that “management’s prioritization of expanding the Company’s business footprint and building shareholder value should result in favorable consideration by Nasdaq in our appeal.” Nevertheless, the Company acknowledges that it cannot predict the outcome of the appeal. Ouyang added that “we are committed to advancing expeditiously our efforts to maximize shareholder opportunities and value and pursue our business strategy uninterrupted.”

BAIYU anticipates that its common stock will remain listed on the Nasdaq pending the outcome of the hearing and subsequent decision by a hearings panel. There can be no assurance that the panel will grant the Company’s request for continued listing. Meanwhile, the Company continues to be current with its filings of periodic reports with the Securities and Exchange Commission, and expects to maintain the registration of its securities under the Securities Exchange Act of 1934, as amended. Moreover, the Nasdaq Staff’s notice of determination of delisting does not affect the Company’s business operations, financial position, or ability to meet all financial obligations to partners and other counterparties.

BAIYU remains committed to its diverse corporate mission with its focus on energy by continuing to develop and provide clean energy alternatives. For more information on BAIYU’s ongoing initiatives and corporate developments, please visit www.baiyuglobal.com.

About BAIYU Holdings, Inc.

BAIYU Holdings, Inc. (NASDAQ: BYU) is a leading B2B bulk commodity e-commerce platform and supply chain service provider. Its commodities trading business primarily involves purchasing non-ferrous metal products from upstream metal and mineral suppliers and then selling to downstream customers. Its supply chain service business primarily has served as a one-stop commodity supply chain service and digital intelligence supply chain platform integrating upstream and downstream enterprises, warehouses, logistics, information, and futures. Currently, the Company is in the process of expanding its business into clean energy, smart power, intelligent photovoltaic, and the operation and maintenance of fast-charging station outlets. To learn more about our work, please visit www.baiyuglobal.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “would,” “should,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue,” “approximates,” “assesses,” “hopes,” “projects,” “intends,” or similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct; and, the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s “Risk Factors” section and other sections in its most recent Annual Report on Form 10-K, and subsequent quarterly and other filings with the United States Securities and Exchange Commission.

Contacts

BAIYU Holdings, Inc.

Room 3703, Jingji Binhe Times Building, Binhe Avenue, Futian District

Shenzhen, Guangdong

People’s Republic of China

518000

For media inquiries regarding the subject of this press release, please contact:

Jacob S. Frenkel, Esq.

Dickinson Wright PLLC

Email: jfrenkel@dickinsonwright.com

For investor and media inquiries, please contact:

BAIYU Holdings, Inc.
Investor Relations Department

Email: ir@baiyuglobal.com

SOURCE: BAIYU Holdings, Inc.

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